Exhibit 99.1

Femasys Inc. Replaces Two Board Members with Seasoned Industry Leaders in the Life Sciences

-- Keith Kendall former President, COO and CFO of drug delivery company, Aquestive Therapeutics and Alistair Milnes COO of biotechnology company, Bicycle Therapeutics both join Femasys’ Board of Directors –

ATLANTA, June 15, 2023 – Femasys Inc. (NASDAQ: FEMY), a biomedical company aiming to meet women’s needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health, today announced that it has appointed Mr. Keith J. Kendall and Mr. Alistair Milnes to its board of directors. Messrs. Kendall and Milnes will be replacing Mr. John Dyett, who currently serves as Co-CEO of Salem Partners, LLC and Salem Partners Wealth Management, LLC and Mr. John Adams, formerly served as CEO and President of Adams Respiratory Therapeutics, who both have served as members of Femasys’ board of directors for over eight years. Mr. Kendall will also replace Mr. Dyett as Audit Committee Chair.

Ms. Kathy Lee-Sepsick, founder, president and chief executive officer of Femasys, commented, “We are excited to welcome Keith Kendall and Alistair Milnes to our board. Both serve as a great fit with our existing board due to their very expansive experience as life sciences executives, which will be invaluable as we continue to expand our commercial portfolio of novel biomedical solutions available to women worldwide. Mr. Kendall brings decades of leadership and financial and operating experience. Mr. Milnes’ experience as a biotechnology executive includes leadership experience in expediting company growth and market expansion. We are immensely thankful to John Dyett and John Adams for their long-standing service with the Company, with John Dyett being instrumental in his support and guidance for our IPO and financings and John Adams offering operating insight from our time as a private company to becoming a public company.”

Keith J. Kendall serves as Founder and Chief Executive Officer at KSquared Strategic Advisors, a firm that provides strategic, corporate development and capital markets advisory services. Previously, he served as Chief Executive Officer and President of Aquestive Therapeutics, a commercial-stage, biopharmaceutical drug delivery company and prior to that served as their Chief Operating Officer and Chief Financial Officer. Mr. Kendall has served in various business leadership positions for blue-chip companies such as Hewlett Packard Financial Services, including serving the role of Vice President and Managing Director of the Americas, and held a number of positions with AT&T Capital Corporation, including President of AT&T Credit Corporation and NCR Credit Corporation.

Mr. Kendall received his B.S. from St. John’s University and an M.B.A from Pace University.

Mr. Kendall commented, “I look forward to working together with Femasys’ management in support of the mission to change women’s health at this crucial time of the

Company’s development, as well as leading the audit committee, following multiple product approvals and with key potential approvals on the horizon.”

Alistair Milnes serves as Chief Operating Officer at Bicycle Therapeutics, a clinical-stage biopharmaceutical company, and previously served as Vice President, Human Resources and Communications there. Previously, he provided independent human resources consulting services, and also served as a Strategic Advisor at Rio Tinto with a focus on transformation, people and communications, and in roles of increasing responsibility at Gazprom Marketing & Trading Ltd., including serving as Director of Global Human Resources and Communications.

Mr. Milnes received his B.A. from Edinburgh Napier University.

Mr. Milnes, commented, “I am thrilled to join Femasys’ board of directors at this exciting time of growth for the Company. I look forward to applying my expertise to the Company’s next phase of growth as the Company becomes more established in its commercial stage of development.”

About Femasys

Femasys Inc. is a biomedical company aiming to meet women's needs worldwide by developing a suite of products and product candidates that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company’s products currently marketed in the United States include FemVue® for fallopian tube assessment by ultrasound, which can be used in conjunction with FemCath®, an intrauterine catheter for selective evaluation of the fallopian tubes, and FemCerv®, an endocervical tissue sampler that is the first product of the technology platform for tissue sampling. To learn more, visit www.femasys.com or follow us on Twitter, Facebook, and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors

Chuck Padala
LifeSci Advisors, LLC
917-741-7792
chuck@lifesciadvisors.com

Femasys Inc.

Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com